EXHIBIT 99.1

Sprint Nextel Media Contact:

Aimee Metrick, 703-433-4795

aimee.metrick@sprint.com

Sprint Nextel Investor Relations Contact:

Kurt Fawkes, 800-259-3755

Investor.relations@sprint.com

UbiquiTel Public Relations Contact:

Brighid de Garay, 610-832-3311

bdegaray@ubiquitelpcs.com

UbiquiTel Investor Relations Contact:

Tayo Ogundipe, 610-832-3340

togundipe@ubiquitelpcs.com

SPRINT NEXTEL TO ACQUIRE WIRELESS AFFILIATE

UBIQUITEL INC.

•	Approximately 452,000 PCS Wireless Users to Become Direct Subscribers of Sprint Nextel

•	Extends Company’s Direct Service Territory to an Additional 8.3 million people in 9 states

RESTON, Va. and CONSHOHOCKEN, Pa., — April 20, 2006 — Sprint Nextel Corp. (NYSE: S) and UbiquiTel Inc. (NASDAQ: UPCS) today announced an agreement for Sprint Nextel to acquire UbiquiTel for approximately $1.3 billion, including the assumption of about $300 million of net debt. This transaction value represents 9.4x projected 2006 Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA” *).

Under the terms of the agreement, Sprint Nextel will acquire all of UbiquiTel’s outstanding common shares for $10.35 per share in an all-cash merger. The acquisition is subject to the approval of UbiquiTel shareholders and customary regulatory approvals, and is expected to be completed in the second quarter of 2006. As part of the agreement, Sprint Nextel and Ubiquitel will seek an immediate stay of litigation pending in the Delaware Court of Chancery with a final resolution to become effective upon closing of the acquisition.

About UbiquiTel Inc.

UbiquiTel, based in Conshohocken, Pa., provides Sprint PCS services in mid-size markets in California, Idaho, Indiana, Kentucky, Nevada, Tennessee, Utah, Washington and Wyoming, covering 8.3 million people. As of March 31, 2006, the company served approximately 452,000 direct wireless subscribers and 151,000 wholesale subscribers. UbiquiTel employs about 425 people and had revenues for the 12 months ended Dec. 31, 2005 of $422.7 million.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of communications services bringing mobility to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Advisors

Sprint Nextel’s financial advisor for the transaction was Citigroup Global Markets Inc. Its principal legal advisor was King & Spalding LLP. UbiquiTel’s financial advisor was Bear, Stearns & Co. Inc. and its principal legal advisor was Kirkland & Ellis LLP.

*Financial Measures

Certain financial measures included in this release have been generated using adjustments to amounts determined under generally accepted accounting principles (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures used in this release include the following:

Adjusted OIBDA is defined as operating income plus depreciation, amortization and special items. We believe that Adjusted OIBDA provides useful information to investors because it is an indicator of the strength and performance of ongoing business operations. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods.

UbiquiTel - Adjusted OIBDA Reconciliation

(Dollars in millions)		Estimated Twelve Month Period Ending December 31, 2006
Operating Income		$91
Plus: Depreciation & Amortization		49
Plus: Non-Cash Compensation		2

Adjusted OIBDA(1)	(A)	$142

Acquisition Transaction Value	(B)	$1,329

Adjusted OIBDA Multiple	(B) / (A)	9.4	x

(1)	Based on the mid-point of UbiquiTel’s previously released 2006 Adjusted OIBDA growth rate guidance.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the acquisition of UbiquiTel Inc. and its projected 2006 operating performance. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed in connection with consummation of the merger; approval of the merger by the shareholders of Ubiquitel; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that have been described from time to time in Sprint Nextel’s and UbiquiTel’s respective reports filed with the Securities and Exchange Commission (“SEC”), including each company’s annual report on Form 10-K for the year ended December 31, 2005. This document speaks only as of its date, and each of Sprint Nextel and UbiquiTel disclaims any duty to update the information herein.

UbiquiTel shareholders will receive a proxy regarding this proposal and a shareholder’s meeting will be held at a future date to seek shareholder approval.

Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, UbiquiTel will file with the SEC a proxy statement. The proxy statement will be mailed to the shareholders of UbiquiTel. UbiquiTel’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and UbiquiTel. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by UbiquiTel by going to UbiquiTel’s Investor Relations page on its corporate website at http://www.ubiquitelpcs.com. Ubiquitel and its officers and directors may be deemed to be participants in the solicitation of proxies from UbiquiTel’s shareholders with respect to the acquisition. Information about UbiquiTel’s executive officers and directors and their ownership of UbiquiTel stock is set forth in the proxy statement for the UbiquiTel 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the UbiquiTel and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Sprint Nextel and its officers and directors may be deemed to have participated in the solicitation of proxies from UbiquiTel’s shareholders in favor of the approval of the acquisition. Information concerning Sprint Nextel’s directors and executive officers is set forth in Sprint Nextel’s definitive proxy statement, which was filed with the SEC on March 17, 2006, and other reports filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sprint Nextel’s Investor Relations page on its corporate website at http://www.sprint.com.